Exhibit 99.1
Professional Diversity Network, Inc. Announces Second Quarter 2017 Financial Results

CHICAGO, August 14, 2017 (GLOBE NEWSWIRE) -- Professional Diversity Network, Inc. (NASDAQ: IPDN) (“PDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals, today announced financial results for the quarter ended June 30, 2017.

Highlights of Q2 Results

•	Noble Voice lead generation segment revenue grew 13.3% to $1,605,000 compared to second quarter of 2016

•	New China Education and Training segment generated revenue of $505,000

•	Women’s networking in China started with first International Association of Women (“IAW”) marketing event held near the end of second quarter of 2017

Michael Wang, PDN Chief Executive Officer, stated, "In the second quarter of 2017, we continued to develop our new business segments and revenue streams in China. Absent a one-time, non-cash impairment charge in the quarter and a one-time non-recurring legal expense of $250,000, we saw a net improvement in our sequential quarterly cash burn and losses. I believe this represents an early indication of our progress, having implemented previously stated operational efficiencies, post my taking over as the CEO just prior to Q1.”

Mr. Wang continued, “In November of 2016 and January of 2017, Cosmic Forward Limited (“CFL”) invested approximately $20 million in our Company by cumulatively purchasing approximately 54.64% of our common stock at a price of $9.60 per share, which is over double the current market price.  CFL made this investment because it believed in our ability to drive the Company’s U.S. operations toward profitability, while simultaneously expanding into new business segments in China.  I believe this quarter’s results reflect our progress in doing just that.”

While the Company believes that cash on hand is sufficient to meet its working capital requirements through at least August of 2018, it expects additional capital needs may be met in the form of debt as opposed to equity.

In China, the Company successfully launched its Education and Training segment, holding seven paid events to-date.  Those events have provided live marketing research, and the results have helped to plan and enhance future events.  The Company also launched in China its Women’s Networking segment, holding its first marketing event near the end of the second quarter.  The Company is currently building the framework for its third new China business, Education Services. The model involves working on partnerships with educational institutions, the first of which we announced during the second quarter.

Mr. Wang noted, "Management’s collective goal remains achieving profitability for its operations and building shareholder value for its shareholders. I believe my personal goals are completely aligned with those of all of our shareholders. In fact, I personally was a recent buyer of our stock in the open market as evidenced by my recent Form 4 filing.  We are keenly aware that creating value is a process rather than an event. Towards that end, I believe our process is working.   When we initially set out to transform our U.S. business segments and create new ones in China, we knew that would not come without sizeable investment in the future."

Second quarter revenues declined $1.6 million, to $5.3 million, compared to the same period in 2016.  The revenue decline was primarily due to downsizing the NAPW segment salesforce in order to implement new sales practices with the right sales team, as well as the elimination of unprofitable NAPW revenues with our focus on creating higher "life time value" through enhanced member services and benefits as well as brand positioning.

Total costs and expenses for the second quarter increased to $17.7 million, compared to $7.8 million in the same period in 2016.  The period-over-period increase was primarily caused by a one-time, non-cash $9,920,000 goodwill impairment charge, an increase of $802,000 in general and administrative expense, partially offset by $844,000 lower sales and marketing expense due to reduction of salesforce.

Loss from operations in the second quarter increased to $12.4 million compared to $0.9 million for the same quarter in 2016, primarily as a result of the decrease in revenue at NAPW, NAPW segment goodwill impairment charge, and increase in what we expect to be non-recurring legal expense.  Commensurately, Net Loss increased $11.3 million, to $12.1 million. At the end of the quarter, the Company had just under $5 million in cash.

Mr. Wang concluded, “I am encouraged by our progress.  Absent the impairment and other non-recurring charges, we showed real improvement in the second quarter.  Between our management team’s efforts in the U.S. and our China go-to-market strategy, I am encouraged about our future together.”

Professional Diversity Network, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2017	2016
	(Unaudited)
Current Assets:
Cash and cash equivalents	$4,951,849	$6,068,973
Accounts receivable, net	2,130,885	2,170,529
Incremental direct costs	332,780	423,023
Prepaid expenses and other current assets	712,427	957,140
Total current assets	8,127,941	9,619,665

Property and equipment, net	242,270	277,534
Capitalized technology, net	130,753	173,368
Goodwill	10,280,885	20,201,190
Intangible assets, net	7,749,239	9,183,439
Merchant reserve	780,849	1,426,927
Security deposits	213,931	220,754
Other assets	-	35,000
Total assets	$27,525,868	$41,137,877

Current Liabilities:
Accounts payable	$1,520,274	$2,172,332
Accrued expenses	1,245,827	962,172
Deferred revenue	4,849,619	5,485,599
Customer deposits	185,179	-
Total current liabilities	7,800,899	8,620,103

Deferred tax liability	2,662,927	3,653,274
Deferred rent	50,318	55,718
Other liabilities	4,743	33,159
Total liabilities	10,518,887	12,362,254

Commitments and contingencies

Stockholders' Equity
Common stock, $0.01 par value; 45,000,000 shares authorized; 3,934,616 shares and 3,623,899 shares issued as of June 30, 2017 and December 31, 2016, respectively; and 3,931,838 shares and 3,619,338 shares outstanding as of June 30, 2017 and December 31, 2016, respectively	39,329	36,204
Additional paid in capital	79,637,909	76,234,772
Accumulated other comprehensive loss	1,621	-
Accumulated deficit	(62,634,761)	(47,458,236)
Treasury stock, at cost; 1,048 shares at June 30, 2017 and December 31, 2016	(37,117)	(37,117)
Total stockholders' equity	17,006,981	28,775,623

Total liabilities and stockholders' equity	$27,525,868	$41,137,877

Professional Diversity Network, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues:
Membership fees and related services	$2,444,797	$4,259,144	$5,260,293	$9,299,318
Lead generation	1,604,767	1,415,958	3,328,934	2,935,549
Recruitment services	624,103	717,360	1,282,647	1,340,669
Product sales and other	26,573	404,590	72,941	491,583
Education and training	505,490	-	829,694	-
Consumer advertising and marketing solutions	58,327	53,976	124,029	127,052
Total revenues	5,264,057	6,851,028	10,898,538	14,194,171

Costs and expenses:
Cost of revenues	834,281	803,646	1,534,927	1,688,391
Sales and marketing	2,584,426	3,428,115	5,839,323	7,249,691
General and administrative	3,551,163	2,749,214	8,085,665	5,917,631
Litigation settlement	-	-	-	500,000
Goodwill impairment charge	9,920,305	-	9,920,305	-
Depreciation and amortization	800,783	811,232	1,636,613	1,678,242
Total costs and expenses	17,690,958	7,792,207	27,016,833	17,033,955

Loss from operations	(12,426,901)	(941,179)	(16,118,295)	(2,839,784)

Other (expense) income
Interest expense	-	(778)	(12,399)	(1,167)
Interest and other income	2,851	(481)	5,101	651
Other finance income	4,088	-	1,764	-
Other (expense) income, net	6,939	(1,259)	(5,534)	(516)

Loss before income tax benefit	(12,419,962)	(942,438)	(16,123,829)	(2,840,300)
Income tax benefit	(345,018)	(136,169)	(947,304)	(594,393)
Net loss	(12,074,944)	(806,269)	(15,176,525)	(2,245,907)

Other comprehensive loss:
Foreign currency translation adjustment	1,733	-	1,621	-
Comprehensive loss	$(12,073,211)	$(806,269)	$(15,174,904)	$(2,245,907)

Net loss per common share, basic and diluted	$(3.07)	$(0.45)	$(3.89)	$(1.24)

Weighted average shares used in computing net loss per common share:
Basic and diluted	3,932,886	1,808,314	3,901,809	1,808,314

The following table provides a reconciliation of Adjusted EBITDA to Net Loss, the most directly comparable GAAP measure reported in our consolidated financial statements:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(in thousands)
Net loss	$(12,075)	$(806)	$(15,177)	$(2,246)
Stock-based compensation expense	70	43	585	100
Depreciation and amortization	801	811	1,637	1,678
Litigation settlement	-	-	-	500
Gain on lease cancellation	-	(424)	-	(424)
Goodwill impairment charge	9,920	-	9,920	-
Interest expense	-	1	12	1
Interest and other income	(3)	-	(5)	(1)
Income tax benefit	(345)	(136)	(947)	(594)
Adjusted EBITDA	$(1,632)	$(511)	$(3,975)	$(986)

About Professional Diversity Network (PDN)

Professional Diversity Network, Inc. (PDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States and China including Noble Voice, a career placement and career counseling call center and National Association of Professional Women (NAPW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," “plan,” "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.ipdnusa.com. Please click on "Investor Relations."

CONTACT: Professional Diversity Network, Inc.

Jason Assad – Investor Relations
jwassad@prodivnet.com
678-570-6791

Chris Wesser – EVP and Secretary
cwesser@prodivnet.com
516-659-8560

Jim Kirsch – Co Executive Chairman
jkirsch@prodivnet.com
312-614-9021